Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contacts

For Investors: ImmunoGen, Inc. Carol Hausner, 781-895-0600 info@immunogen.com	For Media: Pure Communications, Inc. Dan Budwick, 973-271-6085

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2015 Financial Results

- Conference Call Today at 8:00 am ET-

•                  Profit reported for quarter, driven by partner activity; Company reiterates previous financial guidance for fiscal year.

•                  Numerous events expected in 2015 with ImmunoGen and partner product programs.

WALTHAM, MA, January 30, 2015 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its antibody-drug conjugate (ADC) technology, today reported financial results for the three-month period ended December 31, 2014 — the second quarter of the Company’s 2015 fiscal year (2QFY2015). ImmunoGen also provided an update on product programs and reiterated its financial guidance.

“We believe the potential of ImmunoGen as a product company will become more clearly established in 2015, driven by achievements with our most advanced compounds, IMGN853 and IMGN529,” commented Daniel Junius, President and CEO. “We are preparing to expand the IMGN853 clinical program markedly this year based on the encouraging clinical findings to date, which are being submitted for presentation at the ASCO annual meeting. We expect to initiate assessment of IMGN529 specifically in the treatment of diffuse large B-cell lymphoma — building on the promising data reported at ASH last month — and in chronic lymphocytic leukemia, and to present more mature clinical findings later in the year.”

Mr. Junius continued, “In 2015, Roche expects the presentation of the data from its MARIANNE breast cancer trial as well as the read out from its GATSBY gastric cancer trial, which should lead to a better understanding of the potential opportunity for Kadcyla in the patient populations studied. We expect the potential of several earlier-stage partner compounds to become better established in 2015, and three-to-four more to enter the clinic. The first of these, Novartis’ LOP628, started Phase 1 testing earlier this month.”

ImmunoGen Wholly Owned Product Candidates

IMGN853 — This ADC is currently in initial (Phase 1b) efficacy testing for the treatment of folate receptor α (FRα)-positive platinum-resistant ovarian cancer and relapsed/refractory endometrial cancer. It is being assessed as a single agent, administered once every three weeks at its recommended Phase 2 dose (RP2D).

•                  The Company is targeting the annual meeting of the American Society of Clinical Oncology (ASCO) in 2Q2015 for presentation of IMGN853 clinical findings to date.

•                  ImmunoGen expects to initiate Phase 2 testing in FRα-positive ovarian cancer or endometrial cancer, or both, in 2H2015, pursuing, as appropriate, potential accelerated registration pathways.

•                  ImmunoGen plans to initiate in 2015 assessment of IMGN853 in combination regimens for the treatment of patients with FRα-positive ovarian cancer.

IMGN529 — This CD37-targeting ADC is a potential new treatment for diffuse large B-cell lymphoma (DLBCL) and other B-cell malignancies. It is in dose-finding assessment in patients with non-Hodgkin lymphoma (NHL), with encouraging evidence of activity in patients with relapsed/refractory DLBCL presented at the American Society of Hematology (ASH) annual meeting in December.

•                  The Company expects the RP2D of IMGN529 to be established in 1H2015 and to begin disease-specific testing with IMGN529 in mid-2015.

•                  ImmunoGen intends to assess IMGN529 specifically for the treatment of DLBCL and of chronic lymphocytic leukemia (CLL).

•                  The Company plans to report new IMGN529 clinical data at a medical conference in 2H2015.

IMGN289 — This ADC is a potential new treatment for EGFR-positive cancers, which include many head and neck, lung, breast, stomach and esophageal cancers.

•                  Phase I dose finding is ongoing.

IMGN779 — This CD33-targeting ADC is a potential new treatment for acute myeloid leukemia. It utilizes one of ImmunoGen’s new DNA-acting payload agents.

•                  Data showing IMGN779 is highly active in preclinical models of AML with FLT3-ITD mutations were reported at ASH.

•                  ImmunoGen expects to submit the Investigational New Drug (IND) application for IMGN779 in 2H2015.

Technology innovations — The Company expects to report information related to the ongoing expansion of its state-of-the-art technology portfolio at the American Association of Cancer Research (AACR) annual meeting in April. Numerous abstracts were submitted to this conference on ImmunoGen and partner compounds.

Partner Compounds

Roche’s Kadcyla (ado-trastuzumab emtansine), which uses ImmunoGen’s ADC technology, is the only ADC with full FDA approval (EMILIA Phase 3 trial).

•                  Sales — Roche reported global Kadcyla sales of 165 million CHF for its quarter ending December 31, 2014, comprising 69 million CHF in the US and 96 million CHF internationally. ImmunoGen receives and recognizes royalties on Kadcyla sales in the quarter after the quarter in which Roche records the sales.

•                  Roche expects the readout from its GATSBY trial in 2015, and — if positive — to apply for marketing approval of Kadcyla for the second-line treatment of advanced HER2-positive gastric cancer.

•                  Roche also expects the data from its MARIANNE trial to be presented in 2015; it intends to discuss these data with appropriate regulatory authorities.

•                  Roche has expanded its Kadcyla clinical program to include assessment for non-small cell lung cancer (NSCLC), starting a Phase 2 trial in late 2014 assessing Kadcyla for second-line/later treatment of advanced HER2-positive NSCLC.

•                  Patient enrollment continues in the three Phase 3 trials assessing Kadcyla for early stage HER2-positive breast cancer — for neoadjuvant use (KRISTINE), adjuvant use (KAITLIN) and residual invasive disease (KATHERINE).

Other leading companies are advancing clinical-stage compounds that use ImmunoGen technology — Amgen, Bayer HealthCare, Biotest, Novartis and Sanofi. Recent updates include:

•                  Encouraging Phase 2 data were reported at ASH for Sanofi’s CD38-targeting SAR650984 and Biotest’s indatuximab ravtansine (BT-062). ImmunoGen has an opt-in right with Biotest for the US.

•                  In January, Novartis advanced its cKit-targeting ADC, LOP628, into clinical testing, triggering a $5 million cash milestone payment to ImmunoGen that will be reflected in the Company’s 3QFY2015 financial results.

In 2015, ImmunoGen expects:

•                  2-3 partner compounds to advance to IND submission and/or clinical testing in addition to LOP628.

•                  A number of clinical data presentations on partner compounds.

Financial Results

For the Company’s quarter ended December 31, 2014 (2QFY2015), ImmunoGen reported net income of $13.6 million, or $0.16 per basic and diluted share, compared to net income of $3.8 million, or $0.04 per basic and diluted share, for the same quarter last year (2QFY2014).

Revenues for 2QFY2015 were $48.3 million, compared to $30.1 million for 2QFY2014. Revenues in the current period include $41.4 million of license and milestone fees, compared to $25.7 million in 2QFY2014. The current year fees include $41.4 million of amortization of upfront fees, in aggregate, previously received from Novartis and Lilly that were recognized in 2QFY2015 due to their license activity in the period. The prior year period includes $18.2 million of amortization of upfront fees previously received from Novartis that were recognized in 2QFY2014 due to Novartis license activity and its executing an extension of its multi-target agreement with the Company. They also include a $5 million cash milestone payment earned from Roche with the approval of Kadcyla in the EU and $2.2 million of amortization of upfront license fees from Amgen.

Revenues in 2QFY2015 include $4.6 million of royalty payments received from Roche in December 2014 for sales of Kadcyla during the three-month period ended September 30, 2014, compared to $2.3 million of royalty payments received in 2QFY2014. Additionally,

2QFY2015 revenues include $0.8 million of research and development support fees, compared to $1.9 million in such fees for 2QFY2014, and $1.4 million of clinical materials revenue, compared to $0.1 million for 2QFY2014. The level of research support and the number of batches of clinical materials produced and released to partners varies on a quarter-to-quarter basis.

Operating expenses in 2QFY2015 were $34.5 million, compared to $26.3 million in 2QFY2014. Operating expenses in 2QFY2015 include research and development expenses of $27.6 million, compared to $20.9 million in 2QFY2014. This change is primarily due to increased third-party costs related to the advancement of our internal products, increased costs associated with manufacturing clinical materials on behalf of our partners and increased personnel expenses, principally due to recent hiring. Operating expenses also include general and administrative expenses of $6.9 million in 2QFY2015, compared to $5.4 million in 2QFY2014. This increase is primarily due to increased personnel and patent expenses.

ImmunoGen had approximately $106.6 million in cash and cash equivalents as of December 31, 2014, compared with $142.3 million as of June 30, 2014, and had no debt outstanding in either period. Cash used in operations was $34.4 million in the first six months of FY2015, compared with $21.6 million in the same period in FY2014. Capital expenditures were $2.6 million and $2.3 million for the first six months of FY2015 and FY2014, respectively.

Financial Guidance for Fiscal Year 2015

ImmunoGen’s financial guidance remains unchanged from that issued in October 2014. ImmunoGen expects: its revenues to be between $100 million and $105 million; its operating expenses to be between $160 million and $165 million; its net loss to be between $60 million and $65 million; its cash used in operations to be between $55 million and $60 million; and its capital expenditures to be between $7 million and $9 million. Cash and marketable securities at June 30, 2015 are anticipated to be between $75 million and $85 million.

“Our financial results this quarter reflect our business model of investing in the development of our own product candidates designed to make a meaningful difference for patients with cancer, and utilizing partnerships to help fund these programs,” commented David Johnston, EVP and CFO.

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss the quarterly results. To access the live call by phone, dial 913-312-0977; the conference ID is 8510777. The call also may be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through February 13, 2015.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s ADC technology uses tumor-targeting antibodies to deliver an ImmunoGen cell-killing agent specifically to cancer cells; the Company has also developed antibodies with anticancer activity of their own. The first product with ImmunoGen’s ADC technology is Roche’s Kadcyla. ImmunoGen has three wholly owned product candidates in clinical testing with additional compounds in clinical testing through the Company’s partnerships with Amgen, Bayer HealthCare, Biotest, Novartis and Sanofi. More information about ImmunoGen can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2015 fiscal year; its cash and marketable securities as of June 30, 2015; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2015 Financial Results

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2014	2014
ASSETS

Cash and cash equivalents	$106,604	$142,261
Other assets	21,936	23,057

Total assets	$128,540	$165,318

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$19,643	$21,254
Long-term portion of deferred revenue and other long-term liabilities	31,427	68,365
Shareholders’ equity	77,470	75,699

Total liabilities and shareholders’ equity	$128,540	$165,318

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues:
License and milestone fees	$41,417	$25,678	$47,651	$38,845
Royalty revenue	4,625	2,335	8,791	4,388
Research and development support	832	1,922	1,608	3,912
Clinical materials revenue	1,426	125	3,453	133

Total revenues	48,300	30,060	61,503	47,278

Expenses:
Research and development	27,647	20,862	55,665	42,891
General and administrative	6,872	5,447	13,967	11,973

Total operating expenses	34,519	26,309	69,632	54,864

Income (loss) from operations	13,781	3,751	(8,129)	(7,586)

Other income, net	(146)	62	(518)	172

Net income (loss)	$13,635	$3,813	$(8,647)	$(7,414)

Net income (loss) per common share, basic and diluted	$0.16	$0.04	$(0.10)	$(0.09)

Weighted average common shares outstanding, diluted	86,665	87,276	85,904	85,221